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Illumina Reports Preliminary Revenue for Second Quarter of Fiscal Year 2019

Revises 2019 Full Year Revenue Guidance

San Diego -- (BUSINESS WIRE) - July 11, 2019 - Illumina, Inc. (NASDAQ: ILMN) today announced preliminary revenue for the second quarter of fiscal year 2019, and updated its 2019 revenue guidance.

Subject to quarter-end closing adjustments, the Company expects to report second quarter revenue of approximately $835 million, compared to $830 million in the second quarter of 2018.

The Company’s second quarter results were impacted by the following:

•
Approximately $30 million lower revenue than expected associated with population genomics initiatives, including a sizeable sequencing systems and consumables purchase that did not close as expected in the second half of June, which is now expected to close later in 2019.

•	Approximately $10 million lower revenue than expected associated with ongoing weakness in the direct-to-consumer (DTC) market, primarily impacting array services.

•
Approximately $10 million lower revenue than expected associated with Illumina’s non-high-throughput sequencing systems and consumables. While lighter than anticipated, NextSeq system and consumables shipments grew both sequentially and year-over-year, and average pull-through per NextSeq system was within Illumina’s target range.

•
NovaSeq consumable volume growth of 40% sequentially, and more than 100% year-over-year, with particularly strong growth in the S4 and S1 flow cells. NovaSeq system shipments were ahead of expectations in the second quarter, excluding the multi-system population genomics transaction referenced above.

“We are obviously disappointed with our second quarter financial results. Our preliminary analysis suggests that these challenges are transitory and do not reflect a macro change to the fundamentals of our business,” said Francis deSouza, President and CEO. “Despite our shortfall this quarter, we remain as enthusiastic about the long-term growth prospects for our markets as we have ever been, and are committed to setting the industry’s bar for consistency and execution in the dynamic and rapidly growing world of genomics.”

Financial outlook and guidance

Reflecting on the Company’s experience in 2019 so far, Illumina now expects fiscal year revenue growth of approximately 6%, primarily associated with lower near-term expectations in DTC, a more conservative assumption about the speed with which certain population genomics initiatives ramp, and lower non-high-throughput systems and consumables, including a delay in a partner program that is now expected to ramp in 2020.

•
Illumina now expects sequencing business revenue to grow approximately 10%, which includes sequencing consumables growth of approximately 15%, and sequencing service and other to be slightly down year-over-year.

•	The Company expects array business revenue to be down approximately 14% year-over-year, primarily reflecting ongoing DTC weakness.

•	Illumina continues to expect NovaSeq pull-through per system to be higher than the approximately $1 million per system reported for 2018.

•	The Company continues to expect 2019 NovaSeq system shipments to be flat to slightly up compared to 2018.

The Company will share additional guidance, including full year earnings per share guidance, on its upcoming quarterly conference call. In light of the Company’s lower revenue growth expectations for 2019, Illumina is taking immediate action to adjust operating expenses for the remainder of the year.
Quarterly conference call information
The conference call will begin at 2:00 pm Pacific Time (5:00 pm Eastern Time) on Monday, July 29, 2019. Interested parties may access the live teleconference through the Investor Relations section of Illumina’s website under the “company” tab at www.illumina.com. Alternatively, individuals can access the call by dialing 1 (844) 647-5490, or 1 (615) 247-0295 outside North America, both with conference ID 3469888.

A replay of the conference call will be posted on Illumina’s website after the event and will be available for at least 30 days following.

Use of forward-looking statements

This release contains forward-looking statements that involve risks and uncertainties, including our financial outlook and guidance for fiscal 2019 and our expectations and beliefs regarding future conduct and growth of the business and the markets in which we operate. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are: (i) changes in the rate of growth in the markets we serve; (ii) the volume, timing and mix of customer orders among our products and services; (iii) our ability to adjust our operating expenses to align with our revenue expectations; (iv) the outcome of the pending acquisition of Pacific Biosciences; (v) our ability to manufacture robust instrumentation and consumables; (vi) the success of products and services competitive with our own; (vii) challenges inherent in developing, manufacturing, and launching new products and services, including expanding or modifying manufacturing operations and reliance on third-party suppliers for critical components; (viii) the impact of recently launched or pre-announced products and services on existing products and services; (ix) our ability to further develop and commercialize our instruments and consumables, to deploy new products, services, and applications, and to expand the markets for our technology platforms; (x) our ability to successfully identify and integrate acquired technologies, products, or businesses; and (xi) the application of generally accepted accounting principles, which are highly complex and involve many subjective assumptions, estimates, and judgments, together with other factors detailed in our filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. We undertake no obligation, and do not intend, to update these forward-looking statements, to review or confirm analysts’ expectations, or to provide interim reports or updates on the progress of the current quarter.

About Illumina

Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as the global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture and other emerging segments. To learn more, visit www.illumina.com and follow @illumina.
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